Prospectus Supplement to Prospectus dated March 22, 2005
Registration No. 333-121038
Filed Pursuant to Rule 424(b)(3)

Spescom Software Inc.

Supplement
To
Prospectus Dated March 22, 2005

        This is a Supplement to Spescom Software Inc.'s Prospectus, dated March 22, 2005, with respect to the offer and sale of up to 12,044,550 shares of Spescom common stock, including 7,333,334 common shares to be issued upon conversion of Series G Preferred Stock and the exercise of certain options and warrants, by the selling securityholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is May 16, 2005.

QUARTERLY REPORT ON FORM 10-Q

        On May 16, 2005, we filed our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005. We hereby incorporate by reference into this Supplement and the Prospectus this Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005.

        A copy of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 is being provided to you along with this Supplement.

        Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information."

Prospectus Supplement dated May 16, 2005.